   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ORBITAL SCIENCES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                        DELAWARE                               06-1209561
            (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
             INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                            ------------------------

                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               DAVID W. THOMPSON
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ORBITAL SCIENCES CORPORATION
                            21700 ATLANTIC BOULEVARD
                             DULLES, VIRGINIA 20166
                                 (703) 406-5000
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    Copy to:

                              EVE N. HOWARD, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                             WASHINGTON, D.C. 20004
                                 (202) 637-5600
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                                PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
           TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE         AGGREGATE       REGISTRATION
         SECURITY TO BE REGISTERED               REGISTERED        PER NOTE(1)      OFFERING PRICE(1)       FEES

---------------------------------------------------------------------------------------------------------------------
5% Convertible Subordinated Notes due
  2002......................................    $100,000,000          100%            $100,000,000         $30,303
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....        (2)                (2)                 (2)              None
=====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION DATED DECEMBER 15, 1997

PROSPECTUS

ORBITAL SCIENCES CORPORATION LOGO
--------------------------------------------------------------------------------

UP TO $100,000,000
5% CONVERTIBLE SUBORDINATED NOTES DUE 2002 AND SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION THEREOF
--------------------------------------------------------------------------------

This Prospectus covers the resale from time to time by the holders (the "Selling Securityholders") of up to $100,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Notes") of Orbital Sciences Corporation, a Delaware corporation ("Orbital" or the "Company"). This Prospectus also covers sales by the Selling Securityholders from time to time of shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company into which the Notes are convertible (the "Conversion Shares").

Interest on the Notes is payable on October 1 and April 1 of each year, commencing on April 1, 1998. The Notes will mature on October 1, 2002. The Notes will be convertible into Common Stock of the Company on or prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $28.00 per share (equivalent to a conversion rate of approximately 35.71 shares per each $1,000 principal amount of Notes), subject to adjustment under certain circumstances as described herein. See "Description of Notes -- Conversion."

The Notes are not entitled to any sinking fund. On or after October 2, 2000, the Notes will be redeemable at the option of the Company, in whole or, from time to time, in part, at the redemption prices set forth in this Prospectus plus accrued interest. In the event of a Fundamental Change (as defined), each Holder (as defined) of the Notes may require the Company to repurchase its Notes, in whole or in part, for cash, at prices set forth in this Prospectus, subject to adjustment under certain circumstances as described herein, plus accrued and unpaid interest. There can be no assurance that the Company will have the financial resources necessary to repurchase the Notes in such circumstances. The Notes are redeemable by the Company in the event of certain developments involving withholding taxes of the United States. Otherwise, the Notes are not redeemable prior to October 2, 2000. See "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change" and "Description of
Notes -- Redemption -- Optional Redemption."

The Notes are general, unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company. As of September 30, 1997, the aggregate amount of Senior Indebtedness was approximately $211 million, and there was approximately $225 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (including guarantees by direct and indirect subsidiaries of the Company of the debt of ORBCOMM (as defined) in the amount of $170.0 million) to which the Notes were structurally subordinated. The Indenture (as defined) does not restrict the Company or its subsidiaries from incurring additional Senior Indebtedness or other liabilities.

The Notes were issued by the Company on September 16, 1997 in a placement through certain initial purchasers (the "Initial Purchasers") to qualified institutional buyers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in sales outside the United States within the meaning of Regulation S under the Securities Act.

The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Notes or the Conversion Shares offered hereby from time to time on terms to be determined at the time of sale. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The Selling Securityholders and any agents, broker-dealers or underwriters that participate in the distribution of the Notes or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission or discount received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will not receive any proceeds from the sale of Notes or Conversion Shares by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

Application has been made to list the Notes on the Luxembourg Stock Exchange. Prior to this offering, the Notes have been eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages ("PORTAL") Market. Notes sold hereby are not expected to remain eligible for trading on the PORTAL Market. The Common Stock is listed on the Nasdaq National Market under the symbol "ORBI." The last reported sale price of the Common Stock on the Nasdaq National Market on December 11, 1997 was $24.00 per share.

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Expenses of preparing and filing the Registration Statement of which this Prospectus is a part and all post-effective amendments will be borne by the Company. No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in
connection with this offering are approximately $           . The aggregate
proceeds to the Selling Securityholders from the Notes or Conversion Shares will be the price of the Notes or Conversion Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. The Company has agreed to indemnify the Initial Purchasers, the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution."
December   , 1997

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements included or incorporated by reference in this Prospectus constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, launch success, product performance, market acceptance of new products, services and technologies, the introduction of products and services by competitors and the other factors set forth herein under the heading "Risk Factors." See "Important Factors Regarding Forward-Looking Statements" filed as Exhibit 99 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (incorporated herein by reference).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's following Regional Offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission are available at the Commission's worldwide web site at http://www.sec.gov. The Company's Common Stock is traded on the Nasdaq National Market and reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Such reports, proxy statements and other information will also be made available at the office of the Paying Agent, Banque de Luxembourg, at 14 Boulevard Royal, L-2449, Luxembourg.

     A registration statement on Form S-3 with respect to the Notes and Conversion Shares offered hereby (together with all amendments, exhibits and schedules thereto, the "Registration Statement") has been filed with the Commission under the Securities Act. This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Notes and Conversion Shares offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been previously filed by the Company (File No. 0-18287) with the Commission pursuant to the Exchange Act, are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

          (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (along with Amendment No. 1 on Form 10-K/A dated April 8,
     1997);

          (ii) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description;

          (iv) The Company's Current Report on Form 8-K filed on July 28, 1997;

          (v) The Company's Current Report on Form 8-K filed on September 2, 1997, as amended by Form 8-K/A filed on September 9, 1997;

          (vi) The Company's Current Report on Form 8-K filed on September 12, 1997;

          (vii) The Company's Current Report on Form 8-K filed on September 22, 1997;

          (viii) The Company's Current Report on Form 8-K filed on October 1, 1997; and

          (ix) The Company's Current Report on Form 8-K filed on December 8,
     1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). SUCH REQUESTS SHOULD BE DIRECTED TO ORBITAL SCIENCES CORPORATION, 21700 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166, TELEPHONE NUMBER: (703) 406-5000, ATTENTION: GENERAL COUNSEL.

     Copies of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents), the Indenture dated as of September 16, 1997 between the Company and Deutsche Bank AG, New York Branch, as trustee (the "Indenture") and the Registration Rights Agreement dated September 16, 1997 between the Company and the Initial Purchasers (the "Registration Rights Agreement") will also be available without charge at the office of the Company's Paying Agent in Luxembourg.

                                  THE COMPANY

     Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. The Company's products and services are grouped into three business sectors: space and ground infrastructure systems, satellite access products and satellite-delivered services. Space and ground infrastructure systems currently include launch vehicles, satellites, electronics and sensor systems, and ground systems. Satellite access products include hand-held satellite-based navigation and communications products and transportation management systems. Satellite-delivered services include satellite-based two-way mobile data communications and satellite-based remote imaging services. Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia, Germantown and Greenbelt, Maryland and Chandler, Arizona; a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California; a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia; and facilities for its navigation and communications products in San Dimas, California and Rochester Hills, Michigan.

     Orbital's principal executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166, and the Company's telephone number is (703) 406-5000.

                                  RISK FACTORS

     An investment in the Notes and the Common Stock issuable upon conversion thereof involves a significant degree of risk. In determining whether to make an investment in the Notes and the related Common Stock, potential investors should consider carefully all the information set forth in this Prospectus and, in particular, the risk factors described below. This Prospectus contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Information."

TECHNOLOGICALLY ADVANCED PRODUCTS AND SERVICES

     Most of the products developed and manufactured by Orbital are technologically advanced and sometimes novel systems that must function under demanding operating conditions. Even though Orbital believes it employs sophisticated design, manufacturing and testing practices, there can be no assurance that Orbital's products will be successfully launched or operated or that they will be developed or will perform as intended. Certain of Orbital's contracts require it to forfeit part of its expected profit, to receive reduced payments, to provide a replacement launch or other product or service, or to reduce the price of subsequent sales to the same customer, if any, if its products fail to perform adequately. Performance penalties also may be imposed should Orbital fail to meet delivery schedules or other measures of contract performance. Orbital, like most organizations that have launch and satellite programs, has experienced occasional product failures and other problems, including with respect to certain of its launch vehicles and satellites. Orbital will likely experience some product and service failures, schedule delays and other problems in connection with its launch vehicles, satellites and other products in the future. In addition to any costs resulting from product warranties, contract performance or required remedial action, such failures may result in increased costs or loss of revenues due to postponement of subsequently scheduled launches or satellite operations or other product and service deliveries. While the Company usually insures certain potential costs related to product warranties and contract performance, the Company generally does not insure potential costs resulting from any required remedial actions or costs or loss of revenues due to postponement of subsequently scheduled operations or product deliveries.

     Orbital's products and services are and will continue to be subject to significant technological change and innovation. Orbital's success will generally depend on its ability to penetrate and retain markets for its existing products and services and to continue to conceive, design, manufacture and market new products and services on a cost-effective and timely basis. Orbital anticipates that it will incur significant expenses in the design and initial manufacture and marketing of new products and services. There can be no assurance that Orbital will be able to achieve the technological advances necessary to remain competitive and profitable, that new products and services will be developed and manufactured on schedule and on a cost-effective basis, that anticipated markets will exist or develop for new products or services, or that its existing products and services will not become technologically obsolete.

U.S. GOVERNMENT CONTRACTS

     During 1996, approximately 45% of the Company's total annual revenues, and at December 31, 1996 approximately 60% of the Company's total firm contract backlog were derived from contracts with the United States ("U.S.") Government and its agencies or were derived from subcontracts with the U.S. Government's prime contractors. Most of Orbital's U.S. Government contracts are funded incrementally on a year-to-year basis. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could materially adversely affect Orbital's financial condition or results of operations. Furthermore, contracts with the U.S. Government may be terminated or suspended by the U.S. Government at any time, with or without cause. There can be no assurance that these contracts will not be terminated or suspended in the future, or that contract suspensions or terminations will not result in unreimbursable expenses or charges or other adverse effects on the Company.

     The accuracy and appropriateness of Orbital's direct and indirect costs and expenses under its contracts with the U.S. Government are subject to extensive regulation and audit by the Defense Contract Audit Agency or by other appropriate agencies of the U.S. Government. These agencies have the right to challenge Orbital's cost estimates or allocations with respect to any such contract. Additionally, a substantial portion of payments to the Company under U.S. Government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Orbital believes that any adjustments likely to result from inquiries or audits of its contracts will not have a material adverse impact on Orbital's financial condition or results of operations. Since Orbital's inception, it has not experienced any material adjustments as a result of any such inquiries or audits.

REGULATION

     The ability of Orbital to pursue its business activities is regulated by various agencies and departments of the U.S. Government and, in certain circumstances, the governments of other countries. Commercial space launches require licenses from the U.S. Department of Transportation ("DoT") and operation by Orbital of its L-1011 aircraft requires licenses from certain agencies of the DoT, including the Federal Aviation Administration. Construction, launch and operation of commercial communications satellites, including the satellite-based two-way data communications network to be provided by ORBCOMM, require licenses from the U.S. Federal Communications Commission ("FCC") and frequently require the approval of international and individual country regulatory authorities. In addition, commercial remote imagery satellite systems such as ORBIMAGE require licenses from the U.S. Department of Commerce ("DoC") and the FCC for the operation of remote imaging satellites, such as the OrbView-3 satellite, that Orbital is currently constructing for ORBIMAGE. Exports of Orbital's products, services and technical information frequently require licenses from the U.S. Department of State or the DoC. There can be no assurance that the Company will continue to be successful in its efforts to obtain necessary licenses or regulatory approvals. The inability of the Company to secure any necessary licenses or approvals could have a material adverse effect on its financial condition or results of operations.

COMPONENTS, RAW MATERIALS AND CARRIER AIRCRAFT

     Orbital purchases a significant percentage of its product components, including rocket propulsion motors, structural assemblies, electronic equipment and computer chips, from third parties. Orbital also occasionally obtains from the U.S. Government parts and equipment that are used in the production of the Company's products or in the provision of the Company's services. Orbital has not experienced material difficulty in obtaining product components or necessary parts and equipment and believes that alternative sources of supply would be available, although increased costs and possible delays could be incurred in securing alternative sources of supply. The Company's ability to launch its Pegasus vehicle depends on the availability of an aircraft with the capability of carrying and launching such space launch vehicle. In June 1997, Orbital purchased the modified Lockheed L-1011 used for its Pegasus vehicle. Prior to that date, Orbital had leased the L-1011 since 1991 from a commercial lending institution. This L-1011 is also planned to be used for the launch of the X-34 reusable launch vehicle currently under development by Orbital for the National Aeronautics and Space Administration ("NASA"). In the event that the L-1011 were to be unavailable, Orbital would experience significant delays, expenses and loss of revenues as result of having to acquire and modify a new carrier aircraft.

INVESTMENTS IN SATELLITE-DELIVERED SERVICES BUSINESSES

     As of September 30, 1997, the Company had invested, through its majority-owned subsidiary, Orbital Communications Corporation ("OCC"), approximately $75 million in ORBCOMM Global L.P. ("ORBCOMM") for the development, construction and operation of a satellite-based, two-way mobile communication network (the "ORBCOMM System"). Because the Company does not control ORBCOMM's operational and financial affairs, the Company is accounting for its investment in, and earnings and losses attributable to, ORBCOMM using the equity method of accounting. In addition, as of September 30, 1997, the Company had invested approximately $89 million in Orbital Imaging Corporation ("ORBIMAGE") for the development, construction and operation of a fleet of digital imaging satellites and related ground systems. Because the Company does not control ORBIMAGE's operational and financial affairs, the Company is accounting for its investment in, and earnings and losses attributable to, ORBIMAGE using the equity method of accounting. Start-up of the ORBCOMM and ORBIMAGE businesses have produced significant operating losses for several years, and most likely will continue to produce operating losses for several more years.

     The recoverability of the Company's investments in ORBCOMM and ORBIMAGE is dependent on several factors, including, among other things, the successful implementation of innovative and novel technologies, including, with respect to ORBCOMM, the launch of 26 additional satellites, the establishment of commercial markets for new services and the ability to maintain and expand these markets, and the ability to raise sufficient capital to fund system implementation and start-up operating losses. To the extent ORBCOMM cannot raise required capital to fund its implementation and start-up operating losses, Orbital is committed to provide up to an additional $15 million to ORBCOMM. ORBCOMM anticipates it will require such funding in early 1998. To the extent ORBIMAGE cannot raise required capital to fund its implementation and start-up operating losses, Orbital is committed to provide up to an additional $42 million to ORBIMAGE. There can be no assurance that the ORBCOMM or ORBIMAGE businesses will be fully constructed, become fully operational or obtain all necessary licenses or additional capital. Further, even if such businesses are fully constructed and become operational, there can be no assurance that an adequate market will develop for their products and services, that they will achieve profitable operations or that Orbital will recover any of its investment in such ventures. If such investments are at any time deemed unrecoverable, then the Company may have to expense all or part of such investments.

LONG-TERM CONTRACTS

     The majority of the Company's contracts are long-term contracts. Orbital recognizes revenues on long-term contracts using the percentage of completion method of accounting, whereby revenue, and therefore profit, is recognized based on actual costs incurred in relation to total estimated costs to complete the contract or based on specific delivery terms and conditions. Revenue recognition and profitability, if any, from a particular contract may be adversely affected to the extent that original cost estimates, estimated costs to complete or incentive or award fee estimates are revised, delivery schedules are delayed, or progress under a contract is otherwise impeded.

COMPETITION

     Virtually all Orbital's products and services face significant competition from existing and potential competitors, many of whom are larger and have substantially greater resources than the Company. The primary domestic competition for the Company's Pegasus and Taurus launch vehicles comes from the Athena launch vehicles developed by Lockheed Martin Corporation ("Lockheed"). In addition, Pegasus may face competition from launch systems derived from U.S. Government surplus ballistic missiles. The Israeli Shavit vehicle and other potential foreign launch vehicles could also pose competitive challenges to Pegasus, although U.S. Government policy currently prohibits the launch of foreign vehicles from U.S. territory. Competition for Taurus could come from surplus Titan II launch vehicles, although a very limited inventory remains, and from the Russian Cosmos SL-8 launch vehicle. Competition to Pegasus and Taurus launch vehicles also exists in the form of partial or secondary payload capacity on larger boosters including the Ariane, Titan and Delta launch vehicles.

     The Company's satellites and satellite subsystems products compete with products and services produced or provided by government entities and numerous private entities, including TRW Inc., Ball Aerospace and Technology Corporation, Lockheed, GM Hughes Electronics Corporation ("Hughes") and Spectrum Astro, Inc. The Company's airborne and ground-based electronics, data management systems, defense-oriented avionics products and software systems, aviation systems and space sensors and instruments face competition from several established manufacturers, including Smith Industries, Lockheed, Raytheon Company and Hughes. The Company's satellite access products primarily face competition from Trimble Navigation Ltd., Garmin International, Lowrance Electronics and several other producers.

     ORBCOMM, which provides satellite-based data communications services, may face competition from numerous existing and proposed satellite-based and terrestrial systems providing data and voice communications services. ORBIMAGE may face competition from U.S. and foreign government entities, and private entities including Space Imaging, Inc., EarthWatch Incorporated, Radarsat International Inc. and SPOT Image, that provide or are seeking to provide satellite-based or aerial imaging products.

ANTI-TAKEOVER EFFECTS OF RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

     The Company's Board of Directors has the authority to issue up to 9,999,999 shares of Preferred Stock and to determine the price, rights, preferences, and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Common Stock.

LEVERAGE; SUBORDINATION; ABSENCE OF FINANCIAL COVENANTS

     In connection with the sale of the Notes, the Company incurred $100 million of indebtedness which resulted in a ratio of long-term debt to total capitalization at September 30, 1997 of approximately 26%. As a result of this additional indebtedness, the Company's principal and interest obligations have increased substantially. The degree to which the Company is, and in the future may be, leveraged could materially and adversely affect the Company's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to industry downturns and competitive pressures. The Company's ability to meet its debt service obligations will be dependent upon the Company's future performance, which will be subject to financial, business and other factors affecting the operations of the Company, many of which are beyond its control.

     The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness of the Company. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of the Company or certain other events, the assets of the Company will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also are structurally subordinated to the liabilities, including trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and liabilities by the Company or its subsidiaries, and the incurrence of any such additional indebtedness or liabilities could adversely affect the Company's ability to pay its obligations on the Notes. As of September 30, 1997, the aggregate amount of Senior Indebtedness was approximately $211 million, and there was approximately $225 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (including guarantees by direct and indirect subsidiaries of the Company of the debt of ORBCOMM in the amount of $170.0 million) to which the Notes were structurally subordinated. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Notes -- Subordination."

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, by the Company or its subsidiaries or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions designed to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes -- Repurchase at Option of Holders Upon a Fundamental Change."

LIMITATIONS ON REPURCHASE OF NOTES

     Upon the occurrence of a Fundamental Change (as defined), each Holder of Notes will have the right, at such Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or would be able to obtain sufficient funds to pay the repurchase price for all Notes tendered by Holders. Any future credit agreements or other agreements relating to indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from purchasing or repurchasing any Notes or may provide that a Fundamental Change would constitute an event of default thereunder. Under Orbital's existing credit facility with a syndicate of banks led by Morgan Guaranty Trust Company of New York (the "Credit Facility"), a Fundamental Change would constitute an event of default. In the event a Fundamental Change occurs at a time when the Company is prohibited from purchasing or repurchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such indebtedness, the Company would remain prohibited from purchasing or repurchasing Notes. In such a case, the Company's failure to redeem tendered Notes may constitute an Event of Default under the Indenture, which may, in turn, constitute a further default under the terms of other indebtedness that the Company has entered or may enter into from time to time, including under any Senior Indebtedness. In such circumstances, the subordination provisions in the Indenture would likely prohibit the repurchase or redemption of the Notes. See "Description of Notes -- Repurchase at Option of Holders upon a Fundamental Change."

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company has historically made strategic acquisitions of businesses and routinely evaluates potential acquisition candidates that it believes would enhance its business. The Company has also historically pursued strategic alliances through joint ventures, and routinely evaluates similar opportunities. Such transactions commonly involve certain risks including, among others, assimilating the acquired operations, technologies and personnel and maintaining appropriate standards, controls, procedures and policies, entering markets in which the Company has little or no direct prior experience, potentially losing key employees of acquired organizations and resolving potential disputes with joint venture partners. There can be no assurance that the Company will be successful in overcoming these risks in connection with its recent acquisitions or any future transactions.

POSSIBLE VOLATILITY OF STOCK AND NOTES PRICES

     The market price of the Notes and the Common Stock issuable upon conversion thereof could be subject to significant fluctuations in response to various factors and events, including technical performance of the Company's products, market acceptance of the Company's new products and services, variations in the Company's operating results, changes in reports of securities analysts, and publicity regarding the industry or the Company. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies, which may adversely affect the market price of the shares of Common Stock.

LIMITED PUBLIC MARKET FOR THE NOTES AND RESTRICTIONS ON TRANSFER

     Prior to this offering, the Notes have been eligible for trading on the PORTAL Market and application has been made to list the Notes on the Luxembourg Stock Exchange. The Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Notes are not listed on any national securities exchange in the United States and are not quoted on the Nasdaq Stock Market. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of the Notes could be materially adversely affected.

                              RECENT DEVELOPMENTS

     On November 28, 1997, Orbital and its subsidiary, Magellan Corporation ("Magellan"), signed an Agreement and Plan of Merger (the "Agreement") with Ashtech Inc. ("Ashtech"), a privately-held developer and supplier of high-performance Global Positioning System and related satellite navigation products, components and technologies. Under the terms of the Agreement, shares of Magellan common stock and $25 million in cash will be exchanged for all issued and outstanding securities of Ashtech. In the aggregate, after giving effect to the merger, Orbital and Ashtech security holders will own 66% and 34%, respectively, of the equity ownership of Magellan. The transaction is expected to close in December 1997, subject to customary closing conditions, including review under the U.S. Government's Hart-Scott-Rodino procedures.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                             NINE MONTHS ENDED
                                    YEAR ENDED DECEMBER 31,            ------------------------------
                           -----------------------------------------   SEPTEMBER 30,    SEPTEMBER 30,
                            1992     1993     1994    1995     1996        1996             1997
                           ------   ------   ------   ----    ------   -------------    -------------
Ratio of earnings to
  fixed charges (1).....    1.54x    1.43x    1.58x   --(2)    2.38x           2.38x            3.71x

---------------
(1) The ratio of earnings to fixed charges is computed by dividing (a) earnings before taxes plus fixed charges as adjusted for income (loss) attributed to minority interests and equity method investments by (b) fixed charges. Fixed charges consist of interest expense, capitalized interest and the estimated portion of rental expense deemed by the Company to be a reasonable approximation of the interest factor of rental payments under operating leases.

(2) For 1995, earnings were inadequate to cover fixed charges; the amount of the deficiency was $7.6 million.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Notes and the Conversion Shares by the Selling Securityholders.

                              DESCRIPTION OF NOTES

     The Notes were initially issued on September 16, 1997 under an indenture dated as of September 16, 1997, between the Company and Deutsche Bank AG, New York Branch, as trustee (the "Trustee"), as amended by a First Supplemental
Indenture dated as of December   , 1997 (collectively, the "Indenture"). Copies
of the form of the Indenture and the Registration Rights Agreement (as defined below) are available from the Trustee, the Company or the Luxembourg Paying Agent upon request by a registered holder of Notes (a "Holder"). The following summaries of certain provisions of the Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or the form of Note which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Orbital Sciences Corporation, a Delaware corporation, and not its subsidiaries. Any reference to interest shall include Additional Amounts and Additional Interest (each as defined below) as the context requires.

GENERAL

     The Notes are unsecured subordinated obligations of the Company and are limited to $100,000,000 aggregate principal amount. The Notes mature on October 1, 2002 and are payable at a price of 100% of the principal amount thereof. The Notes bear interest at a rate of 5% per annum from September 16, 1997, payable semiannually on October 1 and April 1 of each year, commencing on April 1, 1998. Interest will be computed on the basis of a 360-day year, comprised of twelve 30-day months.

     The Notes are convertible into Common Stock initially at the conversion price of $28.00 per share, subject to adjustment upon the occurrence of certain events described under "-- Conversion," at any time on or prior to the close of business on the maturity date, unless previously redeemed or repurchased.

     The Notes are redeemable (a) at the option of the Company in the event of certain developments involving withholding taxes of the U.S. as described below under "-- Redemption -- Redemption for Taxation Reasons" at a redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued interest to, but excluding, the Redemption Date and (b) at the option of the Company on or after October 2, 2000 at the redemption prices set forth below under "-- Redemption -- Optional Redemption," plus accrued interest to, but excluding, the Redemption Date.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends by the Company, the incurrence of indebtedness, including Senior Indebtedness (as defined), by the Company or its subsidiaries or the issuance or repurchase of securities by the Company. The Indenture contains no covenants or other provisions designed to afford protection to Holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described below under "-- Repurchase at Option of Holders Upon a Fundamental Change."

BOOK ENTRY, DELIVERY AND FORM

     The Notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Global Note; Book-Entry Form. Except in the limited circumstances set forth below under "Certificated Notes," the Notes will be evidenced by a global Note (the "Global Note") deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede"), as DTC's nominee. Except as set forth below, record ownership of the Global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     A beneficial owner may hold its interests in the Global Note directly through DTC if such beneficial owner is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited.

     Beneficial owners who are not Participants may beneficially own interests in the Global Note held by DTC only through Participants, including the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel"), or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Note, Cede for all purposes will be considered the sole holder of the Global Note. Except as provided below and except in certain limited circumstances as provided in the Indenture, owners of beneficial interests in the Global Note will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof.

     Payment of interest on and principal of and the redemption price or repurchase price of the Global Note will be made to Cede, the nominee for DTC, as the registered owner of the Global Note, by wire transfer of immediately available funds on each relevant payment date. Neither the Company nor the Trustee (nor any registrar, paying agent or conversion agent under the Indenture) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note, including for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

     The Company has been informed by DTC that, with respect to any payment of interest on, principal of, or the redemption price or repurchase price of, the Global Note, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Note, as shown on the records of DTC (adjusted as necessary so that such payments are made with respect to whole Notes only), unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Note held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the principal amount represented by the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (nor any registrar, paying agent or conversion agent under the Indenture) has any responsibility for the performance of DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including, without limitation, an exchange as described below) only at the direction of one or more Participants to whose account with DTC interests in the Global Note are credited and only in respect of the principal amount of the Notes represented by the Global Note as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause the Notes to be issued in definitive form in exchange for the Global Note.

     Certificated Notes. Certificated Notes may be issued in exchange for Notes represented by the Global Note if no successor depositary is appointed by the Company as set forth above or there has been and is continuing an Event of Default with respect to the Global Note, in each case as described in the Indenture.

CONVERSION

     The Holder of any Note will have the right at the Holder's option to convert any Note (in denominations of $1,000 or any multiple thereof) into shares of Common Stock at any time on or prior to the close of business on October 1, 2002, unless previously redeemed or repurchased, at an initial conversion price of $28.00 per share of Common Stock (equivalent to a conversion rate of approximately 35.71 shares per $1,000 principal amount of Notes). The conversion price is subject to adjustment from time to time as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day prior to the Redemption Date or the Repurchase Date (as defined) for such Note, as the case may be.

     Beneficial owners of interests in the Global Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and, in the case of conversions through Euroclear or Cedel, in accordance with Euroclear's or Cedel's normal operating procedures when application has been made to make the underlying Common Stock eligible for trading on Euroclear or Cedel. To convert a Note held in certificated form into shares of Common Stock, a Holder must (i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Conversion Agent in New York, New York or the Conversion Agent in Luxembourg, (ii) surrender the Note to the Conversion Agent in New York, New York or to the Conversion Agent in Luxembourg, as the case may be, (iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest payable on the next succeeding Interest Payment Date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at the Corporate Trust Office or the office of any Conversion Agent. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate will be sent by the Trustee to the appropriate Conversion Agent for delivery to the Holder entitled thereto. Such Common Stock issuable upon conversion of the Notes will be fully paid and nonassessable. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date, but on or before the next Interest Payment Date, interest the Stated Maturity of which is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest shall be paid to the Holder of such Note on such Regular Record Date. As a result, a Holder that surrenders Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption or after notice has been received of a Fundamental Change (as defined). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the equivalent amount will be paid in cash by the Company based on the Current Market Price (as defined in the Indenture) of Common Stock on the day of conversion.

     Notes surrendered for conversion, in whole or in part, shall be forwarded promptly by the Conversion Agent to the Trustee for cancellation. The Company shall execute and the Trustee shall authenticate and deliver a new Note or Notes in principal amount equal to the unconverted portion of Notes so surrendered, if any. The Conversion Agent will deliver promptly to the Paying Agent in New York, New York or Luxembourg, as applicable, all funds collected representing interest payable on a Note converted between a Regular Record Date and the next succeeding Interest Payment Date.

     A Holder delivering a Note for conversion will not be required to pay any documentary, stamp or similar duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid.

     The initial conversion price of $28.00 per share of Common Stock (equivalent to a conversion rate of approximately 35.71 shares per $1,000 principal amount of the Notes) is subject to adjustment (under formulae set forth in the Indenture) in certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or to purchase Common Stock at less than the Current Market Price (as defined) of the Common Stock (determined in accordance with the Indenture);
(iii) certain subdivisions and combinations of the Common Stock; (iv) the distribution to all holders of Common Stock of shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those dividends and distributions of Common Stock, rights and warrants referred to above and dividends paid only in cash), provided however that if such distribution is only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering event occurs; (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any quarterly period does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v), and (y) 7.00% of the average of the daily Current Market Price of the Common Stock for the ten consecutive Trading Days (as defined) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company; and (vi) payment in respect of a tender or exchange offer by the Company or any subsidiary of the Company for the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price (as defined) per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. If an adjustment is required to be made as set forth in clause
(v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. In the event of a distribution to all holders of Common Stock of certain rights or warrants to subscribe for additional shares of the Company's capital stock as provided in clause (iv) above, the Company may, instead of making any adjustment in the conversion price, make proper provision so that each Holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights or warrants will be entitled to receive upon such conversion, in addition to shares of Common Stock, a number of such rights or warrants determined in accordance with a formula set forth in the Indenture. So long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, notice of any adjustment of the conversion price will be given to Holders of the Notes by publication in a daily newspaper of general circulation in Luxembourg (which is expected to be the Luxemberger Wort) or, if publication in Luxembourg is not practical, elsewhere in Western Europe.

     In the case of certain consolidations and mergers involving the Company (other than a consolidation or merger that does not result in any reclassification, conversion, exchange or cancellation of Common Stock) or a sale or conveyance to another Person of the property and assets of the Company as an entirety or substantially as an entirety, the Holders of the Notes then outstanding will generally be entitled thereafter, during the period such Notes shall be convertible as specified above, to convert such Notes for the kind and amount of shares of stock, other securities or other property or assets (including cash) which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance, assuming that a Holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets (including cash) receivable in connection therewith.

     The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the reduction is irrevocable during the period and the Board of Directors of the Company has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution on Common Stock (or rights to acquire Common Stock) or resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

SUBORDINATION

     The indebtedness evidenced by the Notes is subordinated in right of payment to the extent provided in the Indenture to the prior payment in full of all existing and future Senior Indebtedness (as defined). As of September 30, 1997, the aggregate amount of Senior Indebtedness was approximately $211 million, and there was approximately $225 million of indebtedness and other liabilities of subsidiaries of the Company outstanding (including guarantees of direct and indirect subsidiaries of the Company of the debt of ORBCOMM in the amount of $170.0 million) to which the Notes were structurally subordinated. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or any of its subsidiaries, and the incurrence of any such additional indebtedness and other liabilities could adversely affect the Company's ability to pay its obligations on the Notes. The Company expects that it will from time to time incur additional indebtedness, including Senior Indebtedness, and other liabilities. See "Risk Factors -- Leverage; Subordination; Absence of Financial Covenants."

     Upon any payment by the Company or distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization (including any of the foregoing as a result of bankruptcy or moratorium of payment or other similar proceeding), payment on account of the principal of, redemption of, and interest on the Notes (including on account of a Fundamental Change) is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full in cash or other payment of all Senior Indebtedness. In the event of any acceleration of the Notes because of an Event of Default (as defined), the holders of any Senior Indebtedness then outstanding would be entitled to payment in full in cash or other payment of all obligations in respect of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment or other distribution in respect thereof. The Indenture requires that the Company promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

     The Company also may not make any payment upon, redemption of, or payment of Additional Interest, if any, on or repurchase or otherwise acquire the Notes if (i) a default in the payment of the principal of, premium, if any, interest, rent or other obligations in respect of Senior Indebtedness occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness (as defined) that permits the holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Notes will be resumed (a) in case of a payment default, upon the date on which such default is cured or waived or ceases to exist and (b) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated, unless the Indenture otherwise prohibits payments on the Notes at such time. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and Holders of the Notes may receive less, ratably, than the other creditors of the Company. No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on, the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder, subject to the preceding paragraphs, to pursue any other rights or remedies with respect to the Notes.

     In the event that, notwithstanding the foregoing, the Trustee or any Holder of Notes receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities (including, without limitation, by way of set-off or otherwise) in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of, and paid over to, holders of Senior Indebtedness of the Company or their representative or representatives to the extent necessary to make payment in full of all Senior Indebtedness of the Company remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness of the Company.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against any losses, liabilities or expenses (including reasonable attorney's fees) incurred in connection with its duties relating to the Notes. To the extent provided in the Indenture, the Trustee's claims for such payments will be senior to those of Holders of the Notes in respect of all funds collected or held by the Trustee.

     The term "Senior Indebtedness" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Notes or expressly provides that such Indebtedness is "pari passu" or "junior" to the Notes. Notwithstanding the foregoing, Senior Indebtedness shall not include Indebtedness of the Company to any Subsidiary of the Company arising by reason of a guarantee by the Company of Indebtedness of such Subsidiary to a Person that is not a Subsidiary of the Company.

     The term "Indebtedness" means, with respect to any Person (as defined), and without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or any similar agreement or instrument, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances, (c) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real or personal property or improvements thereon which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property,
(d) all obligations of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the course of business), (e) all obligations to purchase, redeem or acquire any capital stock of such Person, (f) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e), (g) any indebtedness or other obligations described in clauses (a) through (f) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person, and (h) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g).

     The term "Designated Senior Indebtedness" means any particular Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

REDEMPTION

  Optional Redemption

     At any time on or after October 2, 2000, the Notes will be redeemable at the Company's option on at least 20 and not more than 60 days' notice, in whole, or from time to time, in part, at the following prices (expressed as percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the Redemption Date:

     If redeemed during the following periods:

                                   PERIOD                                  REDEMPTION PRICE
    --------------------------------------------------------------------   -----------------
    October 2, 2000 through and including September 30, 2001............         102%
    October 1, 2001 through and including September 30, 2002............         101%

and 100% at October 1, 2002; together, in each case, with accrued interest to, but excluding the Redemption Date; provided that any semi-annual payment of interest becoming due on the Redemption Date shall be payable to the Holders of record on the Regular Record Date of the Notes being redeemed.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed by lot or in such other manner it deems appropriate and fair. If any Note is to be redeemed in part only, a new Note or Notes in aggregate principal amount equal to the unredeemed principal portion thereof will be issued at the Corporate Trust Office of the Trustee in The City of New York or the Security Registrar in Luxembourg. If a portion of a Holder's Notes is selected for partial redemption and such Holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

  Redemption for Taxation Reasons

     If the Company determines that principally as a result of any change in, or amendment to, the laws or regulations prevailing in the U.S. or any political subdivision or taxing authority thereof or therein, which change or amendment becomes effective on or after September 11, 1997 or as a result of any application or official interpretation of such laws or regulations not generally known before that date (a "Tax Law Change") the Company is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts (as defined), and such obligation cannot be avoided by the Company taking reasonable measures available to it, the Company may redeem the affected Notes in whole, but not in part, at any time, on giving not less than 20 days' notice, at a redemption price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the Redemption Date and any Additional Amounts then payable, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obligated to withhold or pay Additional Amounts were a payment in respect of the Notes then made.

     Prior to the giving of any notice of redemption with respect to a Tax Law Change, the Company shall deliver to the Trustee (a) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred and (b) an opinion of counsel selected by the Company and reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of a Tax Law Change. The Company's right to redeem the affected Notes shall continue as long as the Company is obligated to pay such Additional Amounts, notwithstanding that the Company shall have theretofore made payments of Additional Amounts.

PAYMENT AND CONVERSION

     The principal of Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in The City of New York, or, subject to any applicable laws and regulations, at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in The City of New York. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes or any predecessor Notes are registered at the close of business on March 15 or September 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in The City of New York mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Security Registrar not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of $2,000,000) maintained by the Holder with a bank in The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.

     Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period between such originally-scheduled payment date and the next succeeding Business Day. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or Luxembourg are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes.

     Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in The City of New York. In addition, Notes may be surrendered for conversion, subject to any applicable laws and regulations, at the office of any Conversion Agent outside the United States. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion."

     The Company has initially appointed as Paying Agent and Conversion Agent the Trustee at its Corporate Trust Office in The City of New York and Banque de Luxembourg as the Paying Agent and Conversion Agent in Luxembourg. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain offices or agencies in The City of New York, and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall so require, in Luxembourg, for payments with respect to the Notes and for the surrender of Notes for conversion, registration of transfer or exchange and receipt of notices and demands to or upon the Company. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below.

     Interest payable on Notes on any Redemption Date or Repurchase Date that is an Interest Payment Date will be paid to the Holders of record as of the immediately preceding Regular Record Date.

     All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of the earlier of ten days prior to the date on which such money would escheat to the state and two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof.

PAYMENT OF ADDITIONAL AMOUNTS

     The Company will pay to a Non-U.S. Holder (as defined in "Certain Federal Income Tax Considerations" below) of any Note such additional amounts ("Additional Amounts") as may be necessary in order that every net payment of the principal of, premium, if any, and interest on such Note, after deduction or withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such Note to be then due and payable; provided however, that the foregoing obligation to pay Additional Amounts will not apply to:

          (a) any tax, assessment or other governmental charge which would not have been so imposed but for (i) the existence of any present or former connection between such Non-U.S. Holder (or between a fiduciary, settlor, beneficiary, member, shareholder of or possessor of a power over such Non-U.S. Holder, if such Non-U.S. Holder is a trust, an estate, a partnership or a corporation) and the United States or any political subdivision or taxing authority thereof or therein, including, without limitation, such Non-U.S. Holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen, domiciliary or resident of the United States or treated as a resident thereof, or being or having been engaged in a trade or business or present therein, or having or having had a permanent establishment therein; or (ii) such Non-U.S. Holder's present or former status as a personal holding company, a foreign personal holding company with respect to the United States, a controlled foreign corporation, a passive foreign investment company, or a foreign private foundation or foreign tax exempt entity for United States tax purposes, or a corporation which accumulates earnings to avoid United States federal income tax;

          (b) any tax, assessment or other governmental charge which would not have been so imposed but for the presentation by the Non-U.S. Holder of such Notes for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

          (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

          (d) any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of such Non-U.S. Holder (or beneficial owner of such Note), if compliance is required or imposed by a statute, treaty, regulation or administrative practice of the United States as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

          (e) any tax, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such Note;

          (f) any tax, assessment or other governmental charge imposed on interest received by a Non-U.S. Holder actually or constructively holding 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

          (g) any tax, assessment or other governmental charge imposed on a Non-U.S. Holder that is a partnership or a fiduciary or other than the sole beneficial owner of such payment, but only to the extent that any beneficial owner or member of the partnership or beneficiary or settlor with respect to the fiduciary would not have been entitled to the payment of Additional Amounts had the beneficial owner, member, beneficiary or settlor directly been the holder of the Note;

          (h) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, premium, if any, or interest on any Note, if such payment can be made without such withholding by any other Paying Agent in Western Europe; or

          (i) any combination of items (a), (b), (c), (d), (e), (f), (g) and
     (h).

Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Amounts in respect of payments becoming due on the Notes more than 15 days after the Redemption Date with respect to any redemption of the Notes described in the first paragraph under "Redemption -- Redemption for Taxation Reasons" to the extent that the Company's obligation to pay such Additional Amounts arises from the Tax Law Change that resulted in such redemption. Except as specifically provided, the Company is not obligated to make any payment with respect to any tax.

REPURCHASE AT OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

     If a Fundamental Change occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes, or any portion of a Note that is $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date" ) that is 45 days after the date of the Company Notice (as defined), at a price (the "Repurchase Price") (expressed as a percentage of the principal amount) equal to 102% if the Repurchase Date is during the period beginning September 17, 1997 and ending September 30, 2000, and thereafter at the redemption price set forth under "-- Redemption -- Optional Redemption" which would be applicable to a redemption at the option of the Company on the Repurchase Date; provided that, if the Applicable Price (as defined) is less than the Reference Market Price (as defined), the Company shall repurchase such Notes at a price equal to the foregoing repurchase price multiplied by the fraction obtained by dividing the Applicable Price by the Reference Market Price. In each case, the Company shall also pay accrued interest on the redeemed Notes to, but excluding, the Repurchase Date. Any Notes repurchased by the Company shall be canceled.

     Within 30 days after the occurrence of a Fundamental Change, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice") and in accordance with "-- Notices" below, of the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof unless the Company has previously called for the redemption of all the Notes. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee or any Paying Agent of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. Beneficial owners of an interest in the Global Note may exercise the repurchase right by delivering the appropriate instruction form for repurchases at the election of Holders pursuant to the DTC book-entry repurchase program.

     The term "Fundamental Change" means the occurrence of any transaction or event in connection with which at least 90% of the then outstanding Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive, consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not, based on the aggregate fair market value (as defined) of such consideration ("Aggregate Consideration"), represented by common stock or other shares, having a fair market value equal to at least 90% of the Aggregate Consideration, that are (or, upon consummation of or immediately following such transaction or event, will be) listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices. The term "Applicable Price" means (i) in the event of a Fundamental Change in which the holders of Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and
(ii) in the event of any other Fundamental Change, the average of the last reported sale price for the Common Stock during the ten Trading Days (as defined) prior to the record date for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if no such record date exists, the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets in connection with the Fundamental Change. The term "Reference Market Price" shall initially mean $15.13 (which is equal to 66 2/3% of the last sale price of the Common Stock on September 10, 1997) and in the event of any adjustment to the conversion price described above pursuant to the provisions of the Indenture, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of $15.13 to the conversion price specified on the cover page of this Prospectus (without regard to any adjustment thereto).

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule and any other securities laws to the extent applicable at that time.

     As described above and in the Indenture, upon a Fundamental Change, each Holder of Notes will have certain rights, at the Holder's option, to require the Company to repurchase all or a portion of such Holder's Notes. If a Fundamental Change were to occur, there can be no assurance that the Company would have or be able to obtain sufficient funds to pay the repurchase price for all Notes tendered by the Holders thereof. Any future credit agreements or other agreements relating to other indebtedness (including other Senior Indebtedness) to which the Company becomes a party may contain restrictions and provisions which prohibit the Company from repurchasing or redeeming any Notes or provide that a Fundamental Change would constitute an event of default thereunder. Under the Credit Facility, a Fundamental Change would constitute an event of default. In the event a Fundamental Change occurs at a time when the Company is prohibited from repurchasing or redeeming Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from repurchasing or redeeming Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a further default under the other Indebtedness (including Senior Indebtedness) that the Company has entered or may enter into from time to time. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

     The repurchase option of Holders upon a Fundamental Change may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Fundamental Change repurchase feature, however, was not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change repurchase feature was a result of negotiations between the Company and Initial Purchasers. Management has no present intention to engage in a transaction involving a Fundamental Change, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and transfers of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Fundamental Change under the Indenture, but that could increase the amount of indebtedness (including Senior Indebtedness) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the repurchase price in the event of a Fundamental Change is subordinated to the prior payment of Senior Indebtedness as described under "-- Subordination" above.

     The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, and the repurchase right of holders of the Notes upon a Fundamental Change would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving the Company.

MERGERS AND SALES OF ASSETS BY THE COMPANY

     The Company may not consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving entity) or transfer its properties and assets substantially as an entirety to any Person (other than to its wholly owned subsidiaries) unless (i) the Person formed by such consolidation or into which the Company is merged or the Person to which the properties and assets of the Company are so transferred (the "Successor") shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States of America or any political subdivision thereof and a resident for tax purposes therein, (ii) the Successor shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the performance of the other covenants of the Company under the Indenture, (iii) no default and no Event of Default shall have occurred and be continuing as a result of such consolidation, merger, transfer and (iv) certain other conditions are met.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due; (b) failure to pay any interest on, or Additional Amounts or Additional Interest with respect to, any Note when due, continuing for 30 days; (c) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; and (d) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions providing for the indemnification of the Trustee and certain other conditions specified in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     If an Event of Default (other than as specified in clause (d) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default as specified in clause (d) above occurs and is continuing, then the principal of, and accrued interest on, all the Notes shall ipso facto become immediately due and payable without any declaration or other act on the part of the Holders of the Notes or the Trustee. For information as to waiver of defaults, see "-- Meetings, Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note (on or after the relevant repurchase date or redemption date, as the case may be) or of the right to convert such Note in accordance with the Indenture.

     The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

MEETINGS, MODIFICATION AND WAIVER

     The Indenture contains provisions for convening meetings of the Holders of Notes to consider matters affecting their interests.

     Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least the lesser of a majority in aggregate principal amount of the Notes at the time Outstanding and 66 2/3% of the aggregate principal amount of the Notes represented and entitled to vote at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the rate of interest payable thereon or the premium, if any, on any Note, (c) reduce the amount payable upon a redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the obligation of the Company to pay Additional Amounts described above in a manner adverse to the Holders, (f) change the place or currency of payment of principal of, or premium, if any, or interest on, or any other amount payable on, any Note, (g) impair the right to institute suit for the enforcement of any payment on or with respect to any Note on or after the Stated Maturity thereof (or, in the case of redemption or repurchase, on or after the Redemption Date or Repurchase Date), (h) modify the obligation of the Company to maintain an office or agency in The City of New York and, so long as the Notes are listed on the Luxembourg Stock Exchange, in a Western European city, (i) adversely affect the right to convert Notes, (j) modify the subordination provisions in a manner adverse to the Holders of the Notes, (k) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (l) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (m) reduce the percentage of aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, (n) modify the rights of the Holders to require repurchase of the Securities in a manner adverse to the Holders, or (o) modify the obligation of the Company to deliver information required under Rule 144A to permit certain resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws in a manner adverse to the Holders. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     The Indenture may also be modified or amended without the consent of the
Holders: (i) to evidence the succession of another Person to the Company as otherwise permitted by the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of the Notes or to surrender any power conferred upon the Company; (iii) to add any Events of Default; (iv) to secure the Notes; (v) to make provision for conversion rights and repurchase rights of the Holders pursuant to the Indenture; (vi) to provide for successor or additional trustees; (vii) to comply with the requirements of the U.S. Trust Indenture Act of 1939, as amended; or (viii) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of Holders of Notes in any material respect.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement dated September 16, 1997 between the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company filed with the Commission within 90 days after the date of original issuance of the Notes, a registration statement, of which this Prospectus forms a part (the "Shelf Registration Statement"), covering resales of the Notes and the Conversion Shares (together, the "Registrable Securities") and will use its reasonable efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the Notes. Pursuant to the Registration Rights Agreement, the Company must use its reasonable efforts to keep effective the Shelf Registration Statement until the second anniversary of the last date of original issuance of the Notes or such earlier date as all Registrable Securities shall have been disposed of pursuant to the Shelf Registration Statement or on which all Registrable Securities held by Persons that are not affiliates of the Company may be resold without registration pursuant to Rule 144(k) under the Securities Act (the "Effectiveness Period"). The Company is permitted to suspend the use of this Prospectus, which is part of the Shelf Registration Statement, in connection with the sales of the Registrable Securities during certain periods of time under certain circumstances relating to pending corporate developments and certain other events. The Company will provide to each holder of Registrable Securities copies of this Prospectus, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit public resales of the Registrable Securities. A holder of Registrable Securities that sells such Registrable Securities pursuant to the Shelf Registration Statement will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification obligations.

     The Registration Rights Agreement provides that if, on or prior to the 180th day following the date of original issuance of the Notes, such Shelf Registration Statement has not been declared effective (a "Registration Default"), additional payments ("Additional Interest") would accrue on the affected Notes, from and including the day following such Registration Default until such time as such Shelf Registration Statement is declared effective. Additional Interest is paid semi-annually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which such Additional Interest begins to accrue, and accrues at a rate per annum equal to an additional one-quarter of one percent (0.25%) of the principal amount, to and including the 90th day following such Registration Default and equal to an aggregate of one-half of one percent (0.50%) thereof from and after the 91st day following such Registration Default. In the event that during the Effectiveness Period the Shelf Registration Statement ceases to be effective for more than 90 days or the Company suspends the use this Prospectus for more than 90 days, whether or not consecutive, during any 12-month period, then the interest rate borne by affected Notes will increase by one-half of one percent (0.50%) per annum from the 91st day of the applicable

12-month period during which such Shelf Registration Statement ceases to be effective or the Company suspends the use of this Prospectus, as the case may be, until the earlier of such time as (i) the Shelf Registration Statement again becomes effective, (ii) the use of this Prospectus ceases to be suspended or
(iii) the Effectiveness Period expires. The Company agreed in the Registration Rights Agreement to use its reasonable efforts to cause the Common Stock issuable upon conversion of the Notes to be quoted on the Nasdaq National Market, or, if the Common Stock is not then quoted on the Nasdaq National Market, to be listed on such exchange or market in the United States as the Common Stock is then listed, upon effectiveness of the Shelf Registration Statement.

     Any change in interest rate on the Notes as a result of the foregoing provisions will be published in a daily newspaper of general circulation in Luxembourg, and notice of any such change will be provided to the Luxembourg Stock Exchange. In addition, notice will be published in a daily newspaper of general circulation in Luxembourg prior to the eligibility for sale of registered Notes. The results of sales of registered Notes also will be so published. Certain services in connection with the sale of registered Notes will be provided by Banque de Luxembourg, and information regarding the sale of registered Notes will also be available at Banque de Luxembourg.

     This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

TRANSFER AND EXCHANGE

     At the option of the Holder, Notes will be exchangeable at any time into an equal aggregate principal amount of Notes of different authorized denominations upon surrender of the Notes to be exchanged at any office maintained by the Company for such purpose. See "-- Book Entry, Delivery and Form."

     Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Security Registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges or insurance charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the Person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the Security Registrar, all as described in the Indenture. Notes may be transferred in whole or in part in authorized denominations at the Corporate Trust Office of the Trustee in The City of New York or the Security Registrar in Luxembourg. Upon any transfer or exchange of any Note (or portion thereof), a new Note may be obtained at the Corporate Trust Office of the Trustee in The City of New York or the Security Registrar in Luxembourg.

     The Company has initially appointed the Trustee as Security Registrar in New York, New York and Banque de Luxembourg as Security Registrar in Luxembourg. The Company reserves the right to vary or terminate the appointment of the Security Registrar or to appoint additional or other Security Registrars or to approve any change in the office through which any Security Registrar acts, provided that there will at all times be a Security Registrar, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall require, in Luxembourg.

     In the event of a redemption of less than all of the Notes for any of the reasons set forth above under "-- Redemption," the Trustee will not be required
(a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer or exchange of any Note, or portion thereof, called for redemption.

     The Company may at any time purchase the Notes in the open market or otherwise at any price, subject to applicable U.S. securities laws. See "-- Cancellation"

TITLE

     Prior to the registration of transfer of any Note, the Company, the Trustee, any Paying Agent, any Conversion Agent and any Security Registrar may treat the registered owner (as reflected in the Security Register) of such Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes.

NOTICES

     Notice to Holders of Notes will be given by mail to the addresses of such Holders as they appear on the Security Register. Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

     In addition, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange shall require, notices to Holders of the Notes will be given by publication in a daily newspaper of general circulation in Luxembourg or, if publication in Luxembourg is not practical, in Western Europe. Such publication is expected to be made in the Luxemberger Wort. Such notices will be deemed to have been given on the date of such publication or, if published in such newspapers on different dates, on the date of the first such publication.

     Notice of a redemption of Notes will be given at least once not less than 20 nor more than 60 days prior to the Redemption Date (which notice shall be published in accordance with the procedures described in the preceding paragraphs) and shall be irrevocable and will specify the Redemption Date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee or to a Security Registrar outside the United States (or the Company in the case of lost, stolen or destroyed certificates) of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company or the Trustee or such Security Registrar, as the case may be. In the case of a lost, stolen or destroyed Note, security or indemnity satisfactory to the Trustee and the Company and such Security Registrar may be required from the Holder of such Note before a replacement Note will be issued.

CANCELLATION

     All Notes that are surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion will forthwith be cancelled and may not be reissued or resold.

PAYMENT OF STAMP AND OTHER TAXES

     The Company will pay all stamp and other similar duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the issuance of Common Stock upon any conversion of Notes. Except as described in the preceding sentence and under "-- Payment of Additional Amounts," the Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

SATISFACTION AND DISCHARGE

     The Company may discharge its payment obligations under the Indenture while Notes remain outstanding if (a)(i) all outstanding Notes have become due and payable or will become due and payable at their scheduled maturity within one year, or (ii) all outstanding Notes are scheduled for redemption within one year, and the Company has deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption and (b) the Company has paid all other sums payable by the Company under the Indenture.

GOVERNING LAW

     The Indenture, the Notes and the Registration Rights Agreement are governed by the laws of the State of New York, United States of America.

INFORMATION CONCERNING THE TRUSTEE

     Deutsche Bank AG, New York Branch is the Trustee under the Indenture. The Company may maintain deposit accounts and conduct other banking transactions with the Trustee and its affiliates in the normal course of business.

     In case an Event of Default of which a Responsible Officer (as defined) of the Trustee has actual knowledge shall occur and be continuing, the Trustee will be required in the exercise of its powers to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                            SELLING SECURITYHOLDERS

     The following table sets forth the name of each Selling Securityholder and material relationship, if any, with the Company and (i) the amount of Notes owned by each Selling Securityholder as of December 10, 1997, (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under this Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of December 10, 1997, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under this Prospectus. This information with respect to each Selling Securityholder is based upon information provided by or on behalf of such Selling Securityholder. The Selling Securityholders may offer all, some or none of their Notes or Conversion Shares.

                                                    PRINCIPAL         PRINCIPAL        COMMON STOCK
                                                    AMOUNT OF      AMOUNT OF NOTES     OWNED PRIOR        COMMON STOCK
         NAME OF SELLING SECURITYHOLDER            NOTES OWNED     OFFERED HEREBY     TO OFFERING(1)    OFFERED HEREBY(2)
------------------------------------------------   ------------    ---------------    --------------    -----------------
General Motors Employees Domestic Group Trust...   $ 10,680,000     $  10,680,000          381,428            381,428
Bankers Trust International.....................      5,000,000         5,000,000          178,571            178,571
Bond Fund Series Oppenheimer Bond Fund For
  Growth........................................      4,500,000         4,500,000          160,714            160,714
Delaware State Employees Retirement Fund........      3,025,000         3,025,000          108,035            108,035
Deutsche Morgan Grenfell Inc.(3)................      2,725,000         2,725,000           97,321             97,321
Paloma Securities L.L.C. .......................      2,170,000         2,170,000           77,500             77,500
Allstate Insurance Company......................      2,000,000         2,000,000           95,928(4)          71,428
Lipper Offshore Convertibles, L.P. .............      2,000,000         2,000,000           71,428             71,428
Lipper Convertibles, L.P. ......................      1,500,000         1,500,000           53,571             53,571
Silverton International Fund Limited............      1,330,000         1,330,000           47,500             47,500
AAM/ZAZOVE Institutional Income Fund, L.P. .....      1,300,000         1,300,000           46,428             46,428
Declaration of Trust for the Defined Benefit
  Plan of ICI American Holdings, Inc. ..........        925,000           925,000           33,035             33,035
Thermo Electron Balanced Investment Fund........        830,000           830,000           29,642             29,642
Declaration of Trust for the Defined Benefit
  Plan of ZENECA Holdings Inc. .................        640,000           640,000           22,857             22,857
Hudson River Trust Growth & Income Account......        615,000           615,000           21,964             21,964
The J.W. McConnell Family Foundation............        585,000           585,000           20,892             20,892
Hudson River Trust Balanced Account.............        550,000           550,000           19,642             19,642
Memphis Light, Water and Gas Retirement Fund....        545,000           545,000           19,464             19,464
Hudson River Trust Growth Investors.............        440,000           440,000           15,714             15,714
Equitable Life Assurance Separate Account
  Convertibles..................................        400,000           400,000           14,285             14,285
Bancroft Convertible Fund, Inc. ................        350,000           350,000           12,500             12,500
Ellsworth Convertible Growth and Income Fund,
  Inc. .........................................        350,000           350,000           12,500             12,500
Hillside Capital Incorporated Corporate
  Account.......................................        275,000           275,000            9,821              9,821
First Church of Christ,
  Scientist -- Endowment........................        245,000           245,000            8,750              8,750
Christian Science Trustees for Gifts and
  Endowments....................................        225,000           225,000            8,035              8,035
Hotel Union and Industry of Hawaii..............        180,000           180,000            6,428              6,428
The Frist Foundation............................        140,000           140,000            5,000              5,000
Equitable Life Assurance Separate Account
  Balanced Growth Fund..........................         95,000            95,000            3,392              3,392
Summer Hill Global Partners, L.P. ..............         70,000            70,000            2,500              2,500
David Lipscomb University General Endowment.....         35,000            35,000            1,250              1,250

        SUBTOTAL................................   $ 43,725,000     $  43,725,000        1,586,095          1,561,595
                                                   ------------      ------------        ---------          ---------
Unnamed holders of Notes or any future
  transferees, pledgees, donees or successors of
  or from any such unnamed holders(5)...........   $ 56,275,000     $  56,275,000        2,009,833(6)       2,009,833
        TOTAL...................................   $100,000,000     $ 100,000,000        3,595,928          3,571,428
                                                   ============      ============        =========          =========

---------------
(1) Comprises the shares of Common Stock owned by each Selling Securityholder prior to the offering, including the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate, excluding fractional shares. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly,
the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any. The Selling Securityholders may offer and sell pursuant to the Prospectus, their Notes, their Conversion Shares or both.

(3) Deutsche Morgan Grenfell, Inc. ("DMG") acted as an Initial Purchaser in the original placement of the Notes. In addition, Deutsche Bank AG, New York Branch, an affiliate of DMG, is the trustee under the Indenture for the Notes.

(4) Does not include (i) 5,800 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for the Allstate Retirement Plan, or (ii) 3,800 shares of Common Stock owned by CTC Illinois Trust Company, as trustee for Agents Pension Plan.

(5) No such holder may offer Notes pursuant to this Prospectus until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(6) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

     Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes and Common Stock acquired or to be acquired upon conversion of the Notes, they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company will pay the expenses of registering the Notes and Common Stock being sold hereunder.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain material United States federal income tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their particular investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The Company has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions. THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is
(i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership or other domestic entity, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust that is subject to the primary supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

     PAYMENT OF INTEREST. Interest on a Note generally will be included in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such Holder's method of accounting for United States federal income tax purposes. The Notes will not have original issue discount.

     AMORTIZABLE BOND PREMIUM. If a United States Holder of a Note acquires the Note at a cost that is in excess of the amount payable at maturity, the United States Holder may elect under Section 171 of the Code to amortize the excess cost (as an offset to interest income) on a constant interest rate basis over the term of such Note. However, because the Notes may be redeemed at the option of the Company at a price in excess of their principal amount, a United States holder may be required to amortize any bond premium based on the earlier call date and the call price payable at that time. If the United States Holder makes an election to amortize bond premium, the tax basis of all such United States Holder's Notes will be reduced by the allowable bond premium amortization. The amortization election would apply to all debt instruments held or subsequently acquired by the electing purchaser and cannot be revoked without permission from the Service. On conversion of a Note into shares of Common Stock, no additional amortization of any bond premium would be allowed, and any remaining premium would be added to the United States Holder's basis in the Common Stock received.

     MARKET DISCOUNT. Except as described below, gain recognized on the disposition of a Note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount. "Market discount" is defined generally as the excess, if any, of (i) the principal amount of the Note over (ii) the tax basis of the Note in the hands of the United States Holder immediately after its acquisition.

     Under a de minimis exception, there is no market discount if the excess of the principal amount of the obligation over the United States Holder's tax basis in the obligation is less than 0.25% of the principal amount multiplied by the number of complete years after the acquisition date to the obligation's date of maturity. Unless the United States Holder elects to accrue market discount on a constant yield basis, the accrued market discount generally would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the United States Holder and the denominator of which is the number of days after the United States Holder's acquisition of the obligation up to and including its maturity date.

     If a United States Holder of a Note acquired with market discount disposes of such Note in any transaction other than a sale, exchange or involuntary conversion, such United States Holder will be deemed to have realized an amount equal to the fair market value of the Note and will be required to recognize as ordinary income any accrued market discount. See the discussion below under "-- Sale, Exchange or Redemption of the Notes" for the tax consequences of a sale or exchange. A partial principal payment (if any) on a Note will be includable as ordinary income upon receipt to the extent of any accrued market discount thereon. Although it is not free from doubt, any accrued market discount not previously taken into income prior to a conversion of a Note into shares of Common Stock should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock, to the extent of any gain recognized on such disposition. A United States Holder of a Note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or the earlier disposition of the Note in a taxable transaction.

     A United States Holder of a Note acquired at a market discount may elect to include the market discount in income as it accrues (on either a straight-line basis or a constant yield basis). This election would apply to all market discount obligations acquired by the electing United States Holder on or after the first day of the first year to which the election applies. The election may be revoked only with the consent of the Service. If a United States Holder of a Note elects to include market discount in income currently, the rules discussed above regarding (i) ordinary income recognition resulting from a sale and certain other disposition transactions and (ii) deferral of interest deductions would not apply.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES. Upon the sale, exchange or redemption of a Note, subject to the market discount rules discussed above, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest not previously recognized by such Holder, which is taxable as ordinary income) and (ii) such Holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such Holder, less any principal payments received by such Holder and increased by any market discount previously included in income by such Holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. The distinction between capital gain or loss and ordinary income is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income and because United States Holders that are individuals may be entitled to a preferential tax rate on long-term capital gains. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%.

     CONVERSION OF THE NOTES. A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock, except with respect to cash received in lieu of a fractional share of Common Stock. Such Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

     Cash received in lieu of a fractional share of Common Stock upon conversion should be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally should result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

     ADJUSTMENT OF CONVERSION PRICE. The conversion price of the Notes is subject to adjustment in certain circumstances. Under Section 305(c) of the Code, adjustments that have the effect of increasing the proportionate interest of holders of the Notes in the assets or earnings of the Company (for example, an adjustment following a distribution of property by the Company to its shareholders) may in some circumstances give rise to deemed dividend income to United States Holders of such Notes; similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Company Common Stock can in some circumstances give rise to deemed dividend income to United States Holders of such Common Stock.

     DIVIDENDS ON THE COMMON STOCK. The amount of any distribution by the Company in respect of the Common Stock generally will be treated as a dividend, subject to a tax as ordinary income, to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the Holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock.

     SALE OF COMMON STOCK. Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such Holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. The distinction between capital gain or loss and ordinary income is important for purposes of the limitations on a United States Holder's ability to offset capital losses against ordinary income and because United States Holders that are individuals may be entitled to a preferential tax rate on long-term capital gains. On August 5, 1997, legislation was enacted which, among other things, reduces to 20% the maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months. Gain on most capital assets held by an individual more than one year and up to 18 months is subject to tax at a maximum rate of 28%. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "-- Conversion of the Notes."

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. In general, certain information is required to be reported by the payor to the Internal Revenue Service ("IRS") with respect to payments of principal, premium, if any, and interest on a Note (including the payment of additional interest under the Registration Rights Agreement), payments of dividends on Common Stock, payments of the proceeds of the sale of a Note, and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding,

(b) the IRS notifies the payor that the TIN furnished by the payee is incorrect,
(c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or
(d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such Holder's United States federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

     As used herein, the term "Non-United States Holder" or "Non-U.S. Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

     PAYMENT OF INTEREST. Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). Interest paid on a Note (including any Additional Amounts) by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore, subject to the discussion of backup withholding below, will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Notes or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, and
(iii) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations (or, with respect to payments made after December 31, 1998, satisfies certain documentary evidence requirements for establishing that it is a non-United States person), or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

     Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Holder delivers a properly executed IRS Form 4224 (or applicable successor form) to the payor.

     SALE, EXCHANGE OR REDEMPTION OF THE NOTES. A Non-United States Holder of a Note generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note into Common Stock but not including any amount representing interest or accrued market discount) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such Holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met, or
(3) the Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

     CONVERSION OF THE NOTES. In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "-- Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

     SALE OR EXCHANGE OF COMMON STOCK. A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "-- Non-United States Holders -- Sale, Exchange or Redemption of the Notes" is satisfied.

     DIVIDENDS. Distributions by the Company with respect to the Common Stock that are treated as Dividends paid (or deemed paid), as described above under "-- United States Holders -- Dividends" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Holder delivers IRS Form 4224 or applicable successor form to the payor.

     Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of the Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under recently adopted Treasury Regulations that will be effective for distributions after December 31, 1998 (the "New Regulations"), however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to provide a Form W-8 (or suitable substitute form) certifying such Non-United States Holder's entitlement to benefits under the treaty. These certification requirements may be relaxed somewhat in the case of a Non-United States Holder who holds common stock through an account maintained at a non-U.S. office of a financial institution. In addition, under the New Regulations, in the case of common stock held by an entity that is fiscally transparent (e.g., a partnership) for U.S. federal income tax purposes, the certification requirement would generally be applied to each of the ultimate beneficial owners of the entity. Prospective investors should consult their tax advisors regarding the effect, if any, of the New Regulations on an investment in the Notes and Common Stock.

     DEATH OF A NON-UNITED STATES HOLDER. A Note held by an individual who is a Non-United States Holder at the time of his or her death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Notes would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

     Common Stock actually or beneficially held (other than through a foreign corporation) by a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING TAX. United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the statement described in "-- Non-United States Holders -- Payment of Interest" is duly provided by such Holder, provided that the payor does not have actual knowledge that the Holder is a United States person.

     Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such broker is (i) a United States person, (ii) a foreign person that derives 50% of more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) with respect to payments made after December 31, 1998, a foreign partnership that, at any time during its taxable year, is 50% or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii), (iii) or (iv) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the statement described in "-- Non-United States Holders -- Payment of Interest" or otherwise establishes an exemption.

     If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section, provided that the payor does not have actual knowledge that the Holder is a United States person. With respect to payments made after December 31, 1998, however, the New Regulations may require a Non-United States Holder to provide a Form W-8 (or satisfy certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise demonstrate an exemption.

                              PLAN OF DISTRIBUTION

     The Notes were issued to the Selling Securityholders in connection with an underwritten private placement and are convertible into Common Stock as described in "Description of Notes -- Conversion Rights." The Company entered into the Registration Rights Agreement with the Initial Purchasers for the benefit of holders of the Notes to register their Notes and such Common Stock under the Securities Act under certain circumstances and at certain times. The Registration Rights Agreement provides for cross-indemnification of the Selling Securityholders and the Company for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of the registration of the Notes and such Common Stock.

     The Notes and the Conversion Shares offered hereby may be sold from time to time directly by the Selling Securityholders or, alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The methods by which the Registrable Securities may be sold include (i) transactions on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) transactions in the over-the-counter market, (iii) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iv) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account, (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (vi) privately negotiated transactions and
(vii) through the writing of options.

     The Company will not receive any of the proceeds from this offering. The aggregate proceeds to the Selling Securityholders from the sale of the Notes or Conversion Shares offered by them hereby will be the purchase price of such Notes and Conversion Shares less discounts and commissions, if any.

     The Company's outstanding Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq"). The Initial Purchasers have advised the Company that they currently intend to make a market in the Notes; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Prior to this offering, the Notes were eligible for trading on the PORTAL market and application has been made to list the Notes on the Luxembourg Stock Exchange. The Notes sold pursuant to the Registration Statement of which this Prospectus forms a part are not expected to remain eligible for trading on the PORTAL system. The Company does not intend to list the Notes for trading on any national securities exchange or on Nasdaq. Accordingly, no assurance can be given as to the development of any trading market for the Notes. See "Risk Factors -- Possible Volatility of Stock and Note Prices; Limited Public Market for the Notes and Restrictions on Transfer."

     In order to comply with the securities laws of certain states, if applicable, the Notes and Conversion Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Notes and Conversion Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Notes and Conversion Shares offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of such securities by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Notes or Conversion Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     The Company will use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as soon as practicable and to keep the Registration Statement effective for a period of two years from September 16, 1997 (the latest date of original issuance of the Notes), or until the Registration Statement is no longer required for transfer of the Notes or the Conversion Shares. The Company is permitted to suspend the use of this Prospectus in connection with the sales of Notes and the Conversion Shares by holders upon the happening of certain events or if there exists any fact that makes any statement of material fact made in this Prospectus untrue or that requires the making of additions to or changes in the Prospectus in order to make the statements herein not misleading until such time as the Company advises the Selling Securityholders that use of the Prospectus may be resumed. See "Description of Notes -- Registration Rights." Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by
the Company. Such expenses are estimated to be $          .

                                 LEGAL MATTERS

     The validity of the Notes and the Conversion Shares will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

     The consolidated financial statements and schedules of Orbital, incorporated by reference in this Prospectus from the Company's Form 10-K for the fiscal year ended December 31, 1996, and the financial statements and schedule of ORBCOMM, incorporated by reference in this Prospectus from the Company's Form 10-K/A dated April 8, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITYHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OR COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     3
The Company..........................     4
Risk Factors.........................     4
Recent Developments..................    10
Ratio of Earnings to Fixed Charges...    10
Use of Proceeds......................    10
Description of Notes.................    11
Selling Securityholders..............    29
Certain Federal Income Tax
  Considerations.....................    31
Plan of Distribution.................    37
Legal Matters........................    38
Experts..............................    38

------------------------------------------------------

ORBITAL SCIENCES CORPORATION LOGO
UP TO $100,000,000
5% CONVERTIBLE SUBORDINATED
NOTES DUE 2002

Prospectus
DECEMBER   , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the registration of the Notes and Common Stock offered hereby. The Company will bear all of such expenses, including those of the Selling Securityholders (other than any underwriting discounts or commissions or any agent commissions). All amounts are estimated except for the Securities and Exchange Commission registration fee and Nasdaq quotation fee.

                                                                                 PAYABLE BY
                                                                                 REGISTRANT
                                                                                 ----------
    SEC registration fee......................................................    $ 30,303
    Nasdaq quotation fee......................................................
    Accounting fees and expenses..............................................       5,000
    Legal fees and expenses...................................................
    Fees and expenses of Transfer Agent.......................................
    Miscellaneous fees and expenses...........................................
                                                                                 ----------
         Total................................................................    $
                                                                                  ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

          (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     Paragraph Ten of the Company's Restated Certificate of Incorporation provides that the Company shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

          . . . who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

     Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of the director's duty of loyalty to the corporation or its stockholders,
(b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit. Paragraph Nine of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

     In addition, the Company has entered into substantially identical indemnification agreements with each of its directors and executive officers and certain other officers. The Company has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the Company or any of its affiliates, or because the Company has a right to judgment in its favor because of his position with the Company or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to the Company's best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under the Company's Restated Certificate of-Incorporation, By-Laws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or By-Laws be amended to affect adversely the rights of any indemnitee.

     Reference is also made to Section 6 of the Registration Rights Agreement, which is an exhibit hereto, which may provide for the indemnification of certain directors and officers under certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
------    ------------------------------------------------------------------------------------
  4.1     Form of Certificate of Common Stock*
  4.2     Indenture dated as of September 16, 1997 between the Company and Deutsche Bank AG,
          New York Branch, as Trustee**
  4.3     Form of Note (included in Exhibit 4.2)**
  4.4     First Supplemental Indenture dated as of December   , 1997 between the Company and
          Deutsche Bank AG, New York Branch***
  4.5     Form of Replacement Note***
  4.6     Registration Rights Agreement dated as of September 16, 1997 among the Company and the Initial Purchasers
  5       Opinion of Hogan & Hartson L.L.P. regarding legality of shares being registered
 12       Statements regarding computation of ratios
 23.1     Consent of KPMG Peat Marwick LLP
 23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
 24       Power of attorney (included on Signature Page)
 25       Form T-1

---------------

  * Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File Number 33-33453) filed on February 9, 1990 and effective on April 24, 1990.
 ** Incorporated herein by reference to the Company's Quarterly Report on Form
    10-Q for the quarter ended September 30, 1997.
*** To be filed by amendment.

     (b) Financial Statement Schedules.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required in Section 10(a)(3) or the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) For purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on the 15th day of December, 1997.

                                          ORBITAL SCIENCES CORPORATION

                                          By:     /s/ DAVID W. THOMPSON
                                            ------------------------------------
                                                     DAVID W. THOMPSON,
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                AND CHIEF EXECUTIVE OFFICER

     Each person whose signature appears below hereby constitutes and appoints David W. Thompson, Bruce W. Ferguson and Leslie C. Seeman, or any of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on December 15, 1997 by the following persons in the capacities indicated.

                 SIGNATURES                                         TITLE
---------------------------------------------    --------------------------------------------
            /s/ DAVID W. THOMPSON                 Chairman of the Board, Principal Executive
---------------------------------------------                Officer and Director
              DAVID W. THOMPSON

            /s/ JEFFREY V. PIRONE                 Senior Vice President and Chief Financial
---------------------------------------------                      Officer
              JEFFREY V. PIRONE

            /s/ MICHAEL P. KEEGAN                                 Controller
---------------------------------------------
              MICHAEL P. KEEGAN

             /s/ FRED C. ALCORN                                    Director
---------------------------------------------
               FRED C. ALCORN

             /s/ KELLY H. BURKE                                    Director
---------------------------------------------
               KELLY H. BURKE

            /s/ BRUCE W. FERGUSON                                  Director
---------------------------------------------
              BRUCE W. FERGUSON


                 SIGNATURES                                         TITLE
---------------------------------------------    --------------------------------------------
             /s/ DANIEL J. FINK                                    Director
---------------------------------------------
               DANIEL J. FINK

             /s/ LENNARD A. FISK                                   Director
---------------------------------------------
               LENNARD A. FISK

           /s/ JACK L. KERREBROCK                                  Director
---------------------------------------------
             JACK L. KERREBROCK

             /s/ DOUGLAS S. LUKE                                   Director
---------------------------------------------
               DOUGLAS S. LUKE

             /s/ JOHN L. MCLUCAS                                   Director
---------------------------------------------
               JOHN L. MCLUCAS

          /s/ JANICE I. OBUCHOWSKI                                 Director
---------------------------------------------
            JANICE I. OBUCHOWSKI

           /s/ FRANK L. SALIZZONI                                  Director
---------------------------------------------
             FRANK L. SALIZZONI

           /s/ HARRISON H. SCHMITT                                 Director
---------------------------------------------
             HARRISON H. SCHMITT

            /s/ JAMES R. THOMPSON                                  Director
---------------------------------------------
              JAMES R. THOMPSON

            /s/ SCOTT L. WEBSTER                                   Director
---------------------------------------------
              SCOTT L. WEBSTER
